February 21, 2007

J.W. Roth
Chairman
Disaboom.com
2222 Nevada Ave., #E-5020
Colorado Springs, CO 80907

Dear J.W.,

This letter sets forth the terms and conditions of our agreement regarding the Services (as defined below) (the “Agreement”).

1.	Disaboom.com (“Client”) hereby requests The Blueshirt Group, L.L.C. (“Blueshirt”) to provide investor relations consulting services and advice (the “Services”) as defined in the proposal dated February 21, 2007.

2.	The term of this Agreement shall begin as of March 1, 2007 and terminate as of December 31, 2007 (the “Initial Term”). After the Initial Term the Agreement shall automatically renew on a month-to-month basis until this Agreement is terminated by either party with at least 90 days prior written notice to the other party. Should Client terminate this Agreement prior to the end of the Initial Term, Client agrees to notify Blueshirt in writing of its intention to terminate and agrees to pay Blueshirt three months services fees as liquidated damages.

3.	Client shall pay to Blueshirt a monthly fee of $9,000 for the Services, prorated for any partial month. To cover increasing costs and inflation, Client agrees to an annual increase of $500 per month (or $6,000 total per year) each year for the duration of contract, commencing on January 1, 2008.

4.	In addition to the monthly fees discussed in section 3 above, Client shall pay for all reasonable expenses and disbursements made by Blueshirt on Client’s behalf, including but not limited to: long distance telephone calls, postage, photocopies, buyside/analyst outreach, newswire services and travel expenses. Any expense expected to be more than $300 will require pre-approval of Client. Such expenses typically do not exceed $150 monthly unless travel is involved.

5.	At the end of each calendar month, Blueshirt shall invoice Client for all outstanding monthly fees, as well as for known expenses and disbursements made by Blueshirt on behalf of Client. All expenses and disbursements incurred will be itemized in each monthly invoice. All amounts required to be paid by Client to Blueshirt are exclusive of any taxes. Client shall pay for all such taxes (excluding taxes based on Blueshirt’s net income). The total amount of each invoice shall be paid by Client within thirty (30) days after the date of same and shall not be subject to any abatement, reduction or set-off. If Blueshirt has not received payment within said thirty (30) day period, then Blueshirt will have the right to assess (and Client shall pay) a finance charge of one and one-half percent (1.5%) per month (or the highest rate allowable by law, whichever is less) and/or declare Client to be in material breach of this Agreement.

6.	Notwithstanding the foregoing, the following third party expenses shall be directly billed by the appropriate third party to Client for payment: (a) slide presentation and related presentation activities; (b) broadcast conference calls; (c) broadcast faxes; (d) business wire/public relations news-wire services; and (e) any other vendor services in which any single disbursement exceeds One Thousand Dollars ($1,000). The foregoing expenses shall be paid by Client to such vendor in accordance with the terms of the respective invoice. Commitments made by Blueshirt to third party vendors on Client’s behalf must be approved in advance by Client in writing.

7.	Each party agrees to treat all information and materials received from the other party that are labeled “Confidential” or “Proprietary” as confidential information (“Confidential Information”) of the other party. Each party further agrees to use at least the same degree of care to avoid disclosure or dissemination of the other party’s Confidential Information as it uses to protect its own confidential materials, but in any event, at least a reasonable degree of care. Neither party shall use the Confidential Information of the other party for its own benefit or for the benefit of any third party, except as expressly permitted in this Agreement. Each party agrees to advise all of its employees, agents, subcontractors or consultants that may have access to or otherwise receive the Confidential Information of the other party of all obligations pertaining to the protection of the Confidential Information of the other party under this Agreement. Neither party shall disclose Confidential Information of the other party to any third party (other than independent contractors having a “need-to-know”) without the other party’s prior written consent; provided, however, that a party shall not be liable for disclosure of information designated as Confidential Information by the other party if the same: (a) is in the public domain at the time of disclosure; or (b) becomes known to the other party from a third-party source under no obligation to maintain confidentiality; or (c) becomes publicly available through no fault or failure to act by the receiving party in breach of this Agreement; or (d) is already known by the receiving party when received, or is independently developed by the receiving party without reference to the information provided by the other party, as established by documentary evidence; or (e) is required by a court or other governmental authority to be disclosed (provided that the receiving party has used reasonable efforts to make such disclosure subject to a protective order or confidentiality agreement).

8.	Client hereby acknowledges that Blueshirt shall rely upon the accuracy of all information provided by Client to it. Client assumes full and complete responsibility and liability for all information furnished to Blueshirt for its use on behalf of Client hereunder and Client shall indemnify and hold harmless Blueshirt from and against any demands, claims, or liability relating thereto or to Blueshirt’s provision of the Services. Client shall pay Blueshirt any amounts payable by Blueshirt in settlement of any claims or in satisfaction of any judgments resulting from Blueshirt’s use of any financial or other information furnished by Client in connection with the Services or Blueshirt’s provision of the Services, together with all costs and expenses incurred in connection therewith, including without limitation, reasonable attorneys’ fees and costs of litigation. Without limiting the foregoing, Client shall reimburse Blueshirt for all costs and expenses, including reasonable attorneys’ fees, incurred in responding to any subpoena or other court process in any action or proceeding or investigation in which Client or its affiliates are a party or are otherwise involved. Such indemnities do not apply to claims resulting from the negligence or misconduct of Blueshirt. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

9.	THIS IS A SERVICES AGREEMENT. BLUESHIRT MAKES NO WARRANTIES OR CONDITIONS AND EXPLICITLY DISCLAIMS ALL WARRANTIES AND CONDITIONS WHETHER EXPRESS OR IMPLIED BY LAW, USAGE OF TRADE, COURSE OF DEALING OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.	THE MAXIMUM CUMULATIVE AND AGGREGATE LIABILITY OF BLUESHIRT FOR ALL CLAIMS ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL BE LIMITED TO CLIENT’S ACTUAL, PROVEN DIRECT DAMAGES AND SHALL NOT EXCEED THE TOTAL AMOUNTS PAID BY CLIENT TO BLUESHIRT UNDER THIS AGREEMENT. IN NO EVENT SHALL BLUESHIRT BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES HOWSOEVER CAUSED OR ARISING, INCURRED BY CLIENT OR ANY OTHER PERSON EVEN IF ADVISED OF THE POSSIBILITY OF SAME OR SAME WERE REASONABLY FORESEEABLE.

11.	Blueshirt shall not be responsible for any failure to perform or for any delay in performance of its obligations under this Agreement where the failure or delay is due to acts of God; accident; strikes, lockouts or other labor disturbances from whatever cause arising; or without limiting the generality of the foregoing any other circumstances of like or different character beyond Blueshirt’s control.

12.	In the event of the termination of this Agreement for any reason, Client shall pay Blueshirt for all Services provided and expenses and disbursements made up to the effective date of termination.

13.	This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement or any of their rights or obligations hereunder to a third party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

14.	No amendment or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth in this Agreement.

15.	No action arising out of this Agreement, regardless of the form thereof, may be brought by either party more than one (1) year following the date the cause of action arose.

16.	This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without regard to its choice of law principles. Any dispute arising out of or related to this Agreement, including but not limited to tort claims, shall be submitted to J.A.M.S./ENDISPUTE for final and binding arbitration pursuant to the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures in effect on the date of commencement of arbitration, and as modified by this Section. The arbitration shall be conducted in accordance with the United States Arbitration Act, 9 U.S.C. 1 et seq. (“USAA”), notwithstanding any choice of law provision in this Agreement. Each party shall bear the fees and costs it incurs in preparing and presenting its own case; provided that the prevailing party shall be entitled to recover its reasonable attorneys’ fees in any proceeding with respect to the subject matter of this Agreement or arising out of or related to it, or to interpret or enforce any provision of this Agreement. The parties agree that San Francisco, California shall be the location for the arbitration hearing. Any controversy over whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall have no authority to award punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

AGREED AND ACCEPTED:

DISABOOM.COM By : /s/ J.W. Roth Name : J.W. Roth Title : Chairman Date : 2/25/07	THE BLUESHIRT GROUP, LLC By : /s/ Alex Wellins Name : Alex Wellins Title : Managing Director Date : 2/27/07